RELEASE IMMEDIATELY

Contact:                 Frank Cinatl       888-ABATIX-X (888-222-8499)                             fcinatl@abatix.com

ABATIX CORP: PRESS RELEASE CLARIFICATION

DALLAS, TEXAS, APRIL 21, 2004... ABATIX CORP. (NASDAQ ABIX) today announced a clarification of the press release from April 14, 2004.

On April 14, 2004, Abatix Corp. (the “Company”) issued a press release announcing the signing of an agreement with Goodwin Group LLC (“Goodwin”) to distribute the RapidCoolTM product line. The April 14, 2004 press release made claims as to the proprietary nature, uniqueness, and efficacy of the products in the RapidCoolTM line, and that the Company would be undertaking third party testing to substantiate efficacy. Following the issuance of the April 14, 2004 press release there was a significant increase in the price and volume of shares traded of Abatix stock which Abatix believes was not warranted by Company developments. In that regard, Abatix offers the following clarification with respect to the April 14, 2004 press release:

  Statements as to the proprietary nature of the products are based on claims from Goodwin that patents have been issued and patent applications have been filed in the name of a third party and assigned to Goodwin with respect to certain products in the RapidCoolTM line. None of this information has been verified by Abatix. As part of the due diligence process the Company has undertaken subsequent to the signing of the agreement, it will verify whether any patents relating to RapidCoolTM products in the name of another party have been assigned to Goodwin and verify the ownership of any patent applications filed with respect to the product line.
  Any claims in the April 14, 2004 release as to the efficacy and uniqueness of the products are based on representations made by Goodwin and have not been verified by Abatix, except through its viewing of certain product demonstrations, and have not been verified by any third party. At this point, third-party testing must be done to independently verify the claims made by Goodwin as to the efficacy of the products.
  The RapidCoolTM burn cream does not have FDA approval and the Company believes that FDA approval is not required. Which will be verified as part of ur due diligence process.

Prior to its agreement with Goodwin, the Company was able to perform only limited due diligence as Goodwin wanted to protect confidential information. Now that the agreement has been signed, the Company will perform a more in-depth analysis of the sales potential of the products, pricing, marketing strategy, and competitive products. To date, there have been no sales of the product by either Abatix or by Goodwin.

Except for the historical information contained herein, the matters set forth in this release are forward looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: third party testing determines the product does not produce the desired results or that the product or product waste is toxic or hazardous, the market is unreceptive or unwilling to pay for a new product, a competitive product exists or is developed that outperforms the RapidCoolTM line of products, or the patents pending are denied or are not assigned.

ABATIX CORP. is a full line supplier to the construction tool, industrial safety, environmental supply and homeland security industries. The Company currently has seven distribution centers in Dallas and Houston, Texas, in San Francisco and Los Angeles, California, in Phoenix, Arizona, in Seattle, Washington and in Las Vegas, Nevada. These distribution centers serve customers throughout the Southwest, Pacific Coast, Alaska and Hawaii.

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